Exhibit (h)(2)

20 BASIS POINT EXPENSE CONTRACT

between

FIDELITY SALEM STREET TRUST

SPARTAN INTERMEDIATE TREASURY BOND INDEX FUND:

Investor Class

and

FIDELITY MANAGEMENT & RESEARCH COMPANY

This 20 Basis Point Expense Contract, as of the 29th day of June, 2007, as amended February 1, 2012 (the "Agreement"), is made and entered into by and between Fidelity Salem Street Trust, a Massachusetts business trust which may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Spartan Intermediate Treasury Bond Index Fund (the "Fund"), and Fidelity Management & Research Company, a Massachusetts corporation (the "Manager").

WHEREAS, the Trust, on behalf of the Fund, and the Manager have entered into a Management Contract of even date herewith (the "Management Agreement"), pursuant to which the Manager has agreed to provide certain services and to pay certain expenses of the Fund in return for an annualized 5 basis point management fee;

WHEREAS, the Management Agreement provides that the Manager will pay certain expenses of the Fund out of the management fee but is not obligated to pay expenses allocable to any class; and

WHEREAS, the Trust and the Manager have determined that it is appropriate and in the best interest of the Fund and its shareholders to maintain the expenses of the Investor Class of the Fund (the "Investor Class") at a fixed annualized expense rate not to exceed 20 basis points.

NOW THEREFORE, the parties hereto agree as follows:

1. EXPENSE PROVISION. Until this agreement shall be amended or terminated pursuant to Section 2 or Section 5 hereof, the Manager agrees, with respect to the Investor Class, to pay or provide for the payment of any fee or expense allocated at the class level and attributable to the Investor Class, such that the ordinary operating expenses incurred by the Investor Class in any fiscal year (excluding interest, taxes, securities lending costs, brokerage commissions, fees and expenses of the disinterested Trustees of the Trust, and extraordinary expenses) will not exceed 0.20% on an annual basis. For avoidance of doubt, it is understood that this agreement shall not apply to any other class other than the Investor Class.

2. AMENDMENTS. This Agreement may not be amended to increase the fees or expenses payable by the Investor Class except by a vote of a majority of the Board of Trustees of the Trust and by a vote of a majority of the outstanding voting securities of the Investor Class; provided that the Trust may amend Section 1 hereof without shareholder approval if the Board of Trustees determines that any payments by or on behalf of the Manager described in Section 1 hereof may create a preferential dividend for federal income tax purposes; and further provided, that all other amendments may be approved by mutual consent of the parties without a shareholder vote.

3. INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the Investment Company Act of 1940 (the "1940 Act"), to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust or the Fund.

4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement.

5. TERMINATION. This Agreement will automatically terminate upon termination of the Management Agreement between the Fund and the Manager.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first above written.

FIDELITY SALEM STREET TRUST
on behalf of Spartan Intermediate Treasury Bond Index Fund

	By	/s/John R. Hebble
John R. Hebble
President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/JS Wynant
JS Wynant
Senior Vice President